NORTHWESTERN CORPORATION

TO

THE BANK OF NEW YORK

AND

MING RYAN

As Trustees under Mortgage and

Deed of Trust, dated as of

October 1, 1945, with NorthWestern Corporation

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

Providing, among other things, for the succession of Ming Ryan to MaryBeth Lewicki as

Co-Trustee under such Mortgage and Deed of Trust

and

First Mortgage Bonds, 4.65% Series due 2023

Dated as of April 1, 2006

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

THIS TWENTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of April 1, 2006, between NORTHWESTERN CORPORATION, a corporation duly incorporated and existing under the laws of the State of Delaware (hereinafter called the "Company"), having its principal office at 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota, 57104, and THE BANK OF NEW YORK (hereinafter called the "Corporate Trustee"), a corporation of the State of New York, whose principal corporate trust office is located at 101 Barclay Street, New York, New York, 10286 (successor to MORGAN GUARANTY TRUST COMPANY OF NEW YORK (formerly Guaranty Trust Company of New York)), and MING RYAN, whose post office address is c/o The Bank of New York, 101 Barclay Street, New York, New York, 10286 who hereby is appointed successor Co-Trustee to MaryBeth Lewicki (successor to Arthur E. Burke, Karl R. Henrich, H.H. Gould, R. Amundsen, P.J. Crowley, W.T. Cunningham and Douglas J. MacIrmes) (said Ming Ryan being hereinafter sometimes called the "Co-Trustee", and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the "Trustees"), as Trustees under the Mortgage and Deed of Trust, dated as of October 1, 1945 (hereinafter called the "Mortgage" and, together with any indentures supplemental thereto, the "Indenture"), which Mortgage was executed and delivered by The Montana Power Company, a corporation of the State of New Jersey (hereinafter called the "Company-New Jersey"), as indirect predecessor under the Mortgage to the Company (the Company being successor under the Mortgage to NorthWestern Energy, L.L.C. (hereinafter called "NorthWestern Energy"), formerly known as The Montana Power, L.L.C., a limited liability company of the State of Montana, and NorthWestern Energy being the successor under the Mortgage to The Montana Power Company, a corporation of the State of Montana (hereinafter called the "Company-Montana")), to Guaranty Trust Company of New York and Arthur E. Burke, as Trustees, to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this instrument (hereinafter called the "Twenty-fifth Supplemental Indenture") being supplemental thereto;

WHEREAS, by the Mortgage, the Company-New Jersey covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Indenture and to make subject to the lien of the Indenture any property thereafter acquired, made or constructed and intended to be subject to the lien thereof; and

WHEREAS, the Company-New Jersey executed and delivered to the Trustees its First Supplemental Indenture, dated as of May 1, 1954 (hereinafter called the "First Supplemental Indenture"), and its Second Supplemental Indenture, dated as of April 1, 1959 (hereinafter called the "Second Supplemental Indenture"); and

WHEREAS, the Company-New Jersey was merged into the Company-Montana on November 30, 1961, and to evidence the succession of the Company-Montana to the Company-New Jersey for purposes of the bonds and the Indenture and the assumption by the Company-Montana of the covenants and conditions of the Company-New Jersey in the bonds and in the Indenture contained and to enable the Company-Montana to have and exercise the powers and rights of the Company-New Jersey under the Indenture in accordance with the terms thereof, the Company-Montana executed and delivered to the Trustees its Third Supplemental Indenture, dated as of November 30, 1961 (hereinafter called the "Third Supplemental Indenture"); and

WHEREAS, the Company-Montana executed and delivered to the Trustees its Fourth Supplemental Indenture, dated as of April 1, 1970 (hereinafter called the "Fourth Supplemental Indenture"); its Fifth Supplemental Indenture, dated as of April 1, 1971 (hereinafter called the "Fifth Supplemental Indenture"); its Sixth Supplemental Indenture, dated as of March 1, 1974 (hereinafter called the "Sixth Supplemental Indenture"); its Seventh Supplemental Indenture, dated as of December 1, 1974 (hereinafter called the "Seventh Supplemental Indenture"); its Eighth Supplemental Indenture, dated as of July 1, 1975 (hereinafter called the "Eighth Supplemental Indenture"); its Ninth Supplemental Indenture, dated as of December 1, 1975 (hereinafter called the "Ninth Supplemental Indenture"); its Tenth Supplemental Indenture, dated as of January 1, 1979 (hereinafter called the "Tenth Supplemental Indenture"); its Eleventh Supplemental Indenture, dated as of October 1, 1983 (hereinafter called the "Eleventh Supplemental Indenture"); its Twelfth Supplemental Indenture, dated as of January 1, 1984 (hereinafter called the "Twelfth Supplemental Indenture"); its Thirteenth Supplemental Indenture, dated as of December 1, 1991 (hereinafter called the "Thirteenth Supplemental Indenture"); its Fourteenth Supplemental Indenture, dated as of January 1, 1993 (hereinafter called the "Fourteenth Supplemental Indenture"); its Fifteenth Supplemental Indenture, dated as of March 1, 1993 (hereinafter called the "Fifteenth Supplemental Indenture"); its Sixteenth Supplemental Indenture, dated as of May 1, 1993 (hereinafter called the "Sixteenth Supplemental Indenture"); its Seventeenth Supplemental Indenture, dated as of December 1, 1993 (hereinafter called the "Seventeenth Supplemental Indenture"); its Eighteenth Supplemental Indenture, dated as of August 5, 1994 (hereinafter called the "Eighteenth Supplemental Indenture"); its Nineteenth Supplemental Indenture, dated as of December 16, 1999 (hereinafter called the "Nineteenth Supplemental Indenture"); and its Twentieth Supplemental Indenture, dated as of November 1, 2001 (hereinafter called the "Twentieth Supplemental Indenture"); and

WHEREAS, the Company-Montana was merged into NorthWestern Energy (under its then name, The Montana Power, L.L.C.) on February 13, 2002; and to evidence the succession of NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to the Company-Montana for purposes of the bonds and the Indenture and the assumption by NorthWestern Energy (under its then name, The Montana Power, L.L.C.) of the covenants and conditions of the Company-Montana in the bonds and in the Indenture contained and to enable NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to have and exercise the powers and rights of the Company-Montana under the Indenture in accordance with the terms thereof, NorthWestern Energy (under its then name, The Montana Power, L.L.C.) executed and delivered to the Trustees its Twenty-first Supplemental Indenture, dated as of February 13, 2002 (hereinafter called the "Twenty-first Supplemental Indenture"); and

WHEREAS, NorthWestern Energy changed its name from The Montana Power, L.L.C. to NorthWestern Energy, L.L.C. on March 19, 2002; and

WHEREAS, NorthWestern Energy transferred, subject to the Lien of the Indenture, substantially all of the Mortgaged and Pledged Property as an entirety to the Company on November 20, 2002 (the "Transfer Date"), and to evidence the succession of the Company to NorthWestern Energy for purposes of the bonds and the Indenture and the assumption by the Company of the covenants and conditions of NorthWestern Energy in the bonds and in the Indenture contained and to enable the Company to have and exercise the powers and rights of NorthWestern Energy under the Indenture in accordance with the terms thereof, the Company executed and delivered to the Trustees its Twenty-second Supplemental Indenture, dated as of November 15, 2002 (hereinafter called the "Twenty-second Supplemental Indenture"); and

WHEREAS, the Company executed and delivered to the Trustees its Twenty-third Supplemental Indenture, dated as of February 1, 2003 (hereinafter called the "Twenty-third Supplemental Indenture") and its Twenty-fourth Supplemental Indenture, dated as of November 1, 2004 (hereinafter called the "Twenty-fourth Supplemental Indenture"); and

WHEREAS, the Mortgage and the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-first, Twenty-second, Twenty-third and Twenty-fourth Supplemental Indentures were recorded in the official records of various counties and states as required by the Indenture; and

WHEREAS, an instrument dated March 15, 1955 was executed by the Company-New Jersey appointing Karl R. Henrich as Co-Trustee in succession to said Arthur E. Burke, resigned, under the Mortgage and by Karl R. Henrich accepting the appointment as Co-Trustee under the Mortgage in succession to said Arthur E. Burke, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated June 29, 1962 was executed by the Company-Montana appointing H.H. Gould as Co-Trustee in succession to said Karl R. Henrich, resigned, under the Mortgage and by H.H. Gould accepting the appointment as Co-Trustee under the Mortgage in succession to said Karl R. Henrich, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated June 22, 1973 was executed by the Company-Montana appointing R. Amundsen as Co-Trustee in succession to said H.H.

Gould, resigned, under the Mortgage and by R. Amundsen accepting the appointment as Co-Trustee under the Mortgage in succession to said H.H. Gould, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated July 1, 1986 was executed by the Company-Montana appointing P.J. Crowley as Co-Trustee in succession to said R. Amundsen, resigned, under the Mortgage and by P.3 Crowley accepting the appointment as Co-Trustee under the Mortgage in succession to said R. Amundsen, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, by the Eighteenth Supplemental Indenture, the Company-Montana appointed (i) W.T. Cunningham as Co-Trustee in succession to said P.J. Crowley, resigned, under the Mortgage and W.T. Cunningham accepted the appointment as Co-Trustee under the Mortgage in succession to said P.J. Crowley, and (ii) The Bank of New York as Corporate Trustee in succession to Morgan Guaranty Trust Company of New York, resigned, under the Mortgage and The Bank of New York accepted the appointment as Corporate Trustee under the Mortgage in succession to said Morgan Guaranty Trust Company of New York, which supplemental indenture was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated March 29, 1999 was executed by the Company-Montana appointing Douglas J. Machines as Co-Trustee in succession to said W.T. Cunningham, resigned, under the Mortgage. and by Douglas J. MacInnes accepting the appointment as Co-Trustee under the Mortgage in succession to said W.T. Cunningham, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, by the Twenty-third Supplemental Indenture, the Company appointed MaryBeth Lewicki as Co-Trustee in succession to said Douglas J. MacInnes, resigned, under the Mortgage and MaryBeth Lewicki accepted the appointment as Co-Trustee under the Mortgage in succession to said Douglas J. MacInnes; and

WHEREAS, as permitted by Section 101 and Section 102 of the Mortgage (as heretofore supplemented), and there being no Default and no occurrence of an event which, after notice, the passage of time, or both, would constitute a Default, the Company desires to remove MaryBeth Lewicki as Co-Trustee under the Mortgage and to appoint Ming Ryan as successor Co-Trustee under the Mortgage, subject to the conditions of Article XVII of the Mortgage, effective as of the close of business on May 8, 2006, and said Ming Ryan desires to accept such appointment, effective as of the close of business on May 8, 2006, in each case, pursuant to this Twenty-fifth Supplemental Indenture; and

WHEREAS, the Company-New Jersey, the Company-Montana or the Company has heretofore issued, in accordance with the provisions of the Mortgage, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
2-7/8% Series due 1975	$40,000,000	NONE
3-1/8% Series due 1984	6,000,000	NONE
4-1/2% Series due 1989	15,000,000	NONE
8-1/4% Series due 1974	30,000,000	NONE
7-1/2% Series due 2001	25,000,000	NONE
8-5/8% Series due 2004	60,000,000	NONE
8-3/4% Series due 1981	30,000,000	NONE
9.60% Series due 2005	35,000,000	NONE
9.70% Series due 2005	65,000,000	NONE
9-7/8% Series due 2009	50,000,000	NONE
11-3/4% Series due 1993	75,000,000	NONE
10/10-1/8% Series due 2004/2014	80,000,000	NONE
8-1/8% Series due 2014	41,200,000	NONE
7.70% Series due 1999	55,000,000	NONE
8-1/4% Series due 2007 (Fifteenth)	55,000,000	365,000
8.95% Series 2022	50,000,000	NONE
Secured Medium-Term Notes	68,000,000	NONE
7% Series due 2005	50,000,000	NONE
6-1/8% Series due 2023 (Nineteenth)	90,205,000	90,205,000
5.90% Series due 2023 (Twentieth)	80,000,000	80,000,000
0% Series due 1999	210,321,007	NONE
7.30% Series due 2006 (Twenty-second)	150,000,000	150,000,000
Collateral (2002) Series due 2006	280,000,000	NONE
Collateral (2004) Series A due 2009	90,000,000	NONE
Collateral (2004) Series B due 2011	72,000,000	NONE
Collateral (2004) Series C due 2014 (Twenty-sixth)	161,000,000	161,000,000

which bonds are also hereinafter sometimes called "Bonds of the First through Twenty-sixth Series", respectively; and

WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also

Being surrendered for cancellation concurrently with the execution and delivery of this Twenty-fifth Supplemental Indenture.

contain such provisions not inconsistent with the provisions of the Indenture as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Indenture; and

WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Indenture, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein or in any supplemental indenture or may (in lieu of establishment by Resolution as provided in Section 8 of the Mortgage) establish the terms and provisions of any series of bonds other than the First Series, by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Indenture shall be situated; and

WHEREAS, the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained, in the Mortgage certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Indenture; and

WHEREAS, the execution and delivery by the Company of this Twenty-fifth Supplemental Indenture, and the terms of the Bonds of the Twenty-seventh Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That the Company, pursuant to Section 101 of the Mortgage (as heretofore supplemented), and by order of its Board of Directors, hereby removes MaryBeth Lewicki as Co-Trustee under the Mortgage (and will furnish to said MaryBeth Lewicki a manually signed original of this Supplemental Indenture as an instrument of such removal) effective as of the close of business on May 8, 2006;

That pursuant to Section 102 of the Mortgage (as heretofore sUpplemerited), and by order of its Board of Directors, the Company hereby appoints Ming Ryan as successor Co-Trustee under the Mortgage, subject to the conditions of Article XVII thereof, effective as of the close of business on May 8, 2006;

That the undersigned Ming Ryan, a citizen of the United States of America, hereby accepts her appointment by the Company as successor Co-Trustee under the

Mortgage (and, pursuant to Section 104 of the Mortgage, will furnish to said MaryBeth Lewicki and the Company a manually signed original of this Supplemental Indenture as an instrument of such acceptance) effective as of the close of business on May 8, 2006;

That the Company will proceed with the publication of the notice of the aforesaid removal and the notice of the aforesaid appointment, as required, respectively, by Section 101 and Section 102 of the Mortgage (as heretofore supplemented), in substantially the forms provided, respectively, in Exhibit A-1 and Exhibit A-2 attached hereto;That the Company, in consideration of the premises and of $1.00 to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Indenture, according to their tenor and effect and the performance of all the provisions of the Indenture (including any modification made as in the Mortgage provided) and of said bonds, and to confirm the lien of the Mortgage, as heretofore supplemented, on certain after-acquired property, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage, as heretofore supplemented) unto MaryBeth Lewicki, who is being removed as Co-Trustee effective as of the close of business on May 8, 2006, and to Ming Ryan, who is being appointed as Co-Trustee and accepting such appointment as Co-Trustee effective as of the close of business on May 8, 2006, and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Bank of New York, the Corporate Trustee, as Trustees under the Indenture, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all property, real, personal and mixed, of the kind or nature specifically mentioned in the Mortgage, as heretofore supplemented, or of any other kind or nature (whether or not located in the State of Montana), acquired by the Company after the date of the execution and delivery of the Mortgage, as heretofore supplemented (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing, or of any general description contained in the Indenture) all lands, power sites, ,flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all powerhouses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof, all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all franchises, consents or permits, all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

TOGETHER with all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.

PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of the Mortgage, as supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not specifically pledged, paid, deposited, delivered or held under the Mortgage, as supplemented, or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks, and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or part) any of the same; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as supplemented, or covenanted so to be; the Company's contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may be or become subject to the lien of the Mortgage, as supplemented; (5) electric energy, gas, steam, water, ice, and other materials or products generated, manufactured, produced, purchased or acquired by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties and all Gas and Oil Production Property, as defined in Section 4 of the Mortgage, as supplemented; (6) the Company's franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Indenture and not heretofore disposed of by the Company-New Jersey, the Company-Montana, NorthWestern Energy or the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage, as supplemented, in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Co-Trustee and (to the extent of its legal capacity to hold the same for the purposes hereto) unto the Corporate Trustee, as Trustees, and their successors and assigns forever.

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Twenty-fifth Supplemental Indenture being supplemental thereto.

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if the said property had been owned by the Company-New Jersey at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to the Trustees, by the Mortgage as a part of the property therein stated to be conveyed.

SUBJECT NEVERTHELESS, to the limitation permitted by subsection (I) of Section 87 of the Mortgage, as supplemented, namely, that notwithstanding the foregoing, the Mortgage, as supplemented, shall not become or be or be required to become or be a lien upon any of the properties or franchises owned by the Company on the Transfer Date or thereafter acquired by the Company .(by purchase, consolidation, merger, donation, construction, erection or in any other way) except (a) those acquired by it from NorthWestern Energy, and improvements, extensions and additions thereto and renewals and replacements thereof, (b) the property made and used by the Company as the basis under any of the provisions of the Indenture for the authentication and delivery of additional bonds or the withdrawal of cash or the release of property or a credit under Section 39 or Section 40 of the Indenture, and (c) such franchises, repairs and additional property as may be acquired, made or constructed by the Company (1) to maintain, renew and preserve the franchises covered by the Indenture, or (2) to maintain the property mortgaged and intended to be mortgaged under the Indenture as an operating system or systems in good repair, working order and condition, or (3) in rebuilding or renewal of property, subject to the Lien under the Indenture, damaged or destroyed, or (4) in replacement of or substitution for machinery, apparatus, equipment, frames, towers, poles, wire, pipe, tools, implements and furniture, subject to the Lien thereunder, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of the property mortgaged and intended to be mortgaged thereunder.

The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Indenture, as follows:

ARTICLE I

Twenty-severith Series of Bonds

Section 1. There shall be a series of bonds designated "4.65% Series due 2023" (herein sometimes referred to as the "Twenty-seventh Series"), each of which shall also bear the descriptive title "First Mortgage Bond", and the form thereof, which as established by Resolution of the Board of Directors of the Company and shall be substantially as provided in Exhibit B attached hereto and, thereby, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Twenty-seventh Series shall mature on August 1, 2023, and shall be issued as fully registered bonds in denominations of Five Thousand Dollars and in any multiple or multiples of Five Thousand Dollars; they shall bear interest at the rate of 4.65% per annum, payable semiannually on February 1 and August 1 of each year; the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Bonds of the Twenty-seventh Series shall lie dated as in Section 10 of the Mortgage provided. At the option of the registered owner, any bonds of the Twenty-seventh Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

Bonds of the Twenty-seventh Series shall not be transferable except to any successor trustee under the Indenture of Trust, dated as of April 1, 2006, of the City of Forsyth, Rosebud County, Montana (hereinafter referred to as the "Forsyth Indenture"), relating to the City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds (NorthWestern Corporation Colstrip Project) Series 2006 (hereinafter referred to as the "Forsyth Bonds"), any such transfer to be made (subject to the provisions of Section 12 of the Mortgage) at the office or agency of the Company in the Borough of Manhattan, The City of New York.

Upon any exchange or transfer of bonds of the Twenty-seventh Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Twenty-seventh Series.

Upon the delivery of this Twenty-fifth Supplemental Indenture, bonds of the Twenty-seventh Series in the aggregate principal amount of $170,205,000 are to be issued forthwith and will be Outstanding in addition to $365,000 aggregate principal amount of bonds of the Fifteenth Series, $150,000,000 aggregate principal amount of bonds of the Twenty-second Series and $161,000,000 aggregate principal amount of bonds of the Twenty-sixth Series Outstanding at the date of delivery of this Twenty-fifth Supplemental Indenture.

(I) Upon the redemption, in whole or in part, of the Forsyth Bonds, pursuant to Section 3.01 of the Forsyth Indenture, bonds of the Twenty-seventh Series shall be redeemed in whole or in like part, as the case may be. The Corporate Trustee may conclusively presume that no redemption of bonds of the Twenty-seventh Series is required pursuant to this subdivision (I) unless and until it shall have received a written notice from the trustee under the Forsyth Indenture (hereinafter referred to as the "Forsyth Trustee"), signed by its President, a Vice President or a Trust Officer, stating that Forsyth Bonds are to be redeemed pursuant to Section 3.01 of the Forsyth Indenture (said notice is hereinafter referred to as the "Forsyth Redemption Demand"). The Forsyth Redemption Demand also shall state the date on which the Forsyth Bonds are to be redeemed, the principal amount of bonds of the Twenty-seventh Series'to be redeemed and that such amount is equal to the principal amount of the Forsyth Bonds to be redeemed and shall instruct the Corporate Trustee to call the stated principal amount of bonds of the Twenty-seventh Series for redemption on the date on which the Forsyth Bonds are to be redeemed. The Forsyth Redemption Demand shall also contain a waiver of notice of such redemption by the Forsyth Trustee, as holder of all bonds of the Twenty-seventh Series then Outstanding. The Corporate Trustee may conclusively presume the statements contained in the Forsyth Redemption Demand to be correct. Redemption of bonds of the Twenty-seventh Series shall be at the principal amount of the bonds to be redeemed together with the applicable accrued interest to the redemption date, and such amount shall become due and payable on the redemption date. The Company hereby covenants that, if a Forsyth Redemption Demand shall be delivered to the Corporate Trustee, the Company, subject to subdivision (II) of this Article 1, will deposit, on or before the redemption date, with the Corporate Trustee, in accordance with Article X of the Mortgage, an amount in cash sufficient to redeem the bonds of the Twenty-seventh Series so called for redemption.

(II) All bonds of the Twenty-seventh Series shall be issued and delivered to, and registered in the name of, the Forsyth Trustee (or, subject to Section 6.11 of the Forsyth Indenture, its nominee) in order to provide for the payment of the Company's obligation to make certain payments under the Loan Agreement, dated as of April 1, 2006, between the Company and the City of Forsyth, Rosebud County, Montana, relating to the Forsyth Bonds. The obligation of the Company to make payments with respect to the principal of and interest on bonds of the Twenty-seventh Series shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, there shall be in the Bond Fund established pursuant to the Forsyth Indenture sufficient available funds to fully or partially pay the then due principal of and interest on the Forsyth Bonds. The Corporate Trustee may conclusively presume that the obligation of the Company to make payments with respect to the principal of and interest on bonds of the Twenty-seventh Series shall have been fully satisfied and discharged unless and until the Corporate Trustee shall have received a written notice from the Forsyth Trustee, signed by its President, a Vice President or a Trust Officer, stating (i) that there are not sufficient available funds in such Bond Fund to make timely payment of the principal of or interest on the Forsyth Bonds, and (ii) the amount of funds required to make such payment. The Corporate Trustee may conclusively presume the statements contained in any such notice to be correct.

ARTICLE II

Amendment To Mortgage

Section 1. So long as any of the Bonds of the Twenty-seventh Series are Outstanding, Section 86 of the Mortgage is amended by adding at the end thereof the following additional sentences:

For the avoidance of any doubt, it is expressly stated that in the event that a successor corporation (having succeeded to and having been substituted for the Company in accordance with this Section 86) shall exercise any right under this Indenture (whether as to the issuance of additional bonds (including, without limitation, the Bonds of the Twenty-seventh Series), the withdrawal of cash, the release of property, the taking of credit under Section 39 or Section 40 hereof, or otherwise) and a Net Earning Certificate shall be required by the terms of this Indenture in connection therewith, the "Adjusted Net Earnings of the Company" shall be, and shall be stated in such Net Earning Certificate to be, the lesser of (A) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) on the basis of (i) the items set forth in clauses (1), (2), (4) and (6) of paragraph (A) of such Section 7 being such portions of such items of such successor corporation as are reasonably allocated by such successor corporation to or from the Mortgaged and Pledged Property as a plant or plants and an operating system or operating systems (and if, on the date of a Net Earning Certificate, such successor corporation shall be a party to any other general or first mortgage indenture and deed of trust relating to property other than the Mortgaged and Pledged Property and the lien of such other mortgage indenture and deed of trust shall not have been discharged, such reasonable allocation shall be in a manner consistent with the manner of allocation utilized and/or to be utilized by such successor corporation in making calculations of the "Adjusted Net Earnings of the Company" (or other comparable term) under and as defined in such other mortgage indenture and deed of trust), (ii) the item set forth in clause (8) of paragraph (A) of such Section 7 being calculated without regard to income (net) derived from any electric and/or gas utility business of the successor corporation in which the Mortgaged and Pledged Property is not utilized (but otherwise in accordance with such Section 7), and (iii) the item set forth in clause (10) of paragraph (A) of such Section 7 being calculated without regard to sub-clause (b) of such clause and without regard to the proviso to such clause (but otherwise in accordance with such clause), and (B) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) (without any allocation or distinction as to the derivation of the items set forth in any of the clauses of paragraph (A) of such Section 7, other than allocation or distinction between (i) the electric and/or gas utility business or businesses in which such successor corporation is engaged (whether or not the Mortgaged and Pledged Property is utilized in connection therewith), and (ii) the other business or businesses in which such successor corporation is engaged (with such other business or businesses being given effect under the items set forth in clauses (8) and (10) of paragraph (A) of such Section 7)). Each such Net Earning Certificate shall contain a statement of the signers of such Net Earning Certificate that, in the opinion of such signers, the allocations made in the calculations of "Adjusted Net Earnings of the Company" as set forth in such Net Earning Certificate are in accordance with the requirements of the preceding sentence of this Section 86.

ARTICLE III

Miscellaneous Provisions

Section 1. Subject to the amendments provided for in this Twenty-fifth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-fifth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 2. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Twenty-fifth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-fifth Supplemental Indenture.

Section 3. Whenever in this Twenty-fifth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twenty-fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees shall, subject as aforesaid, bind and inure to the respective benefit of the respective successors and assigns of such parties, whether so expressed or not.

Section 4. Nothing in this Twenty-fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Indenture, any right, remedy or claim under or by reason of this Twenty-fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Indenture.

Section 5. This Twenty-fifth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its seal to be attested by its Corporate Secretary or one of its Corporate Assistant Secretaries for and in its behalf, and THE BANK OF NEW YORK, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Assistant Vice Presidents, and its corporate seal to be attested by one of its Assistant Vice Presidents, Assistant Secretaries or Assistant Treasurers, and Ming Ryan, for all like purposes, has hereunto set her hand and affixed her seal, as of the day and year first above written.

NORTHWESTERN CORPORATION

By: /s/ Brian B. Bird

Vice President and Chief Financial Officer

[SEAL]

Attest:

/s/ Michael J. Young

[Assistant Secretary]

Executed, sealed and delivered by

NORTHWESTERN CORPORATION in the presence of:

/s/ Paul J. Evans

/s/ Emilie Ng

STATE OF SOUTH DAKOTA )

                                                                          )ss.

COUNTY OF	MINNEHAHA	)

[Signature Page to the Twenty-fifth Supplemental Indenture]

This instrument was acknowledged before me on this 3rd day of May, 2006, by Brian B. Bird, Vice President, of NORTHWESTERN CORPORATION, a Delaware corporation.

/s/ Emily Larkin

[SEAL]

THE BANK OF NEW YORK, as Corporate Trustee

By: /s/ Alexander Pabon
Name: Alexander Pabon
Title: Assistant Vice President

[SEAL]

Attest:

/s/ Julie Salovitch-Miller

Name: Julie Salovitch-Miller

Title: Assistant Vice President

/s/ Ming Ryan
Ming Ryan, as Co-Trustee

Executed, sealed and delivered by

THE BANK OF NEW YORK and

Ming Ryan in the presence of:

/s/ MARY K. LA GUMINA

/s/ JEREMY F. FINKELSTEIN

[Signature Page to the Twenty-fifth Supplemental Indenture]

STATE OF NEW YORK )

)ss.
COUNTY OF	NEW YORK	)

This instrument was acknowledged before me on this 3rd day of May, 2006, by Alexander Pabon, Assistant Treasurer of THE BANK OF NEW YORK, a New York corporation.

/s/ Carlos R. Luciano
Notary Public

STATE OF NEW YORK )

)ss.
COUNTY OF	NEW YORK	)

[Signature Page to the Twenty-fifth Supplemental Indenture]

This instrument was acknowledged before me on this 3rd day of May, 2006, by MING RYAN.

/s/ Cheryl L. Clarke Notary Public [SEAL]

[Signature Page to the Twenty-fifth Supplemental Indenture]

[FORM OF NOTICE OF REMOVAL OF CO-TRUSTEE]

NOTICE IS HEREBY GIVEN that the undersigned NORTHWESTERN CORPORATION has removed MaryBeth Lewicki as successor Co-Trustee under the Mortgage and Deed of Trust, dated as of October 1, 1945, as amended, of NorthWestern Corporation (as successor thereunder to NorthWestern Energy, L.L.C., in turn successor thereunder to The Montana Power Company) to The Bank of New York (as successor thereunder to Guaranty Trust Company of New York) and MaryBeth Lewicki (as indirect successor thereunder to Arthur E. Burke), as Trustees, such removal having taken effect at the close of business on May , 2006.

Dated: May , 2006.	NORTHWESTERN CORPORATION

[FORM OF NOTICE OF APPOINTMENT OF SUCCESSOR CO-TRUSTEE]

NOTICE IS HEREBY GIVEN that the undersigned NORTHWESTERN CORPORATION having removed MaryBeth Lewicki as successor Co-Trustee under the Mortgage and Deed of Trust, dated as of October 1, 1945, as amended, of NorthWestern Corporation (as successor thereunder to NorthWestern Energy, L.L.C., in turn successor thereunder to The Montana Power Company) to The Bank of New York (successor thereunder to Guaranty Trust Company of New York) and MaryBeth Lewicki (as indirect successor thereunder to Arthur E. Burke), as Trustees, has appointed MING RYAN as successor Co-Trustee under such Mortgage and Deed of Trust, and Ming Ryan has accepted such appointment, effective as of the close of business on May , 2006.

Dated: May , 2006.	NORTHWESTERN CORPORATION

(Temporary Registered Bond)

This bond is not transferable except as required to effect transfer to any successor trustee under the Forsyth Indenture referred to herein.

NORTHWESTERN CORPORATION

First Mortgage Bond,

4.65% Series due 2023

No. R-

NORTHWESTERN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter, the "Company"), for value received, hereby promises to pay to     , as trustee under the Indenture of Trust, dated as of April 1, 2006, of the City of Forsyth, Rosebud County, Montana, relating to the Forsyth Bonds, as hereinafter defined (hereinafter called the "Forsyth Indenture"), or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, the sum _________________ of on August 1, 2023, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest thereon from the February 1 or August 1 next preceding the date of this bond, at the rate of 4.65% per annum in like coin or currency at such office or agency on February 1 and August 1 in each year, until the Company's obligation with respect to the payment of such principal shall have been discharged.

This bond is a temporary bond and is one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, 4.65% Series due 2023, all bonds of all series issued and to be issued under and equally secured (except in so far as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the Twenty-fifth Supplemental Indenture, dated as of April 1, 2006, called the "Mortgage"), dated as of October 1, 1945, executed by the The Montana Power Company (NorthWestern Corporation successor thereunder) to Guaranty Trust Company of New York (The Bank of New York, successor) (hereinafter sometimes called the Corporate Trustee) and Arthur E. Burke (Ming Ryan, successor), as Trustees. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustees in respect thereof, the duties and immunities of the Trustees and the terms and conditions upon which the bonds are and are to be secured and the circumstances under which additional bonds may be issued. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by affirmative vote of the holders of at least 66-2/3% in principal amount of the bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of bonds then outstanding are to be affected, then also by affilinative vote of the holders of at least 66-2/3% in principal amount of the bonds then outstanding of each series of bonds so to be affected (excluding in any case bonds disqualified from voting by reason of the Company's interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of (and premium, if any) and interest on this bond, on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property.

The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a default as in the Mortgage provided.

The bonds of this series have been issued and delivered to, and registered in the name of, the trustee under the Forsyth Indenture (or, subject to Section 6.11 of such Indenture, its nominee) in order to provide for the payment of the Company's obligation to make certain payments under the Loan Agreement, dated as of April 1, 2006, between the Company and the City of Forsyth, Rosebud County, Montana, relating to the Forsyth Bonds (defined below). The obligation of the Company to make payments with respect to the principal of and interest on bonds of this series shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, there shall be in the Bond Fund established pursuant to the Forsyth Indenture sufficient available funds to fully or partially pay the then due principal of and interest on the City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds (NorthWestern Corporation Colstrip Project) (herein, the "Forsyth Bonds"). The Corporate Trustee may conclusively presume that the obligation of the Company to make payments with respect to the principal of and interest on the bonds of this series shall have been fully satisfied and discharged unless and until the Corporate Trustee shall have received a written notice from the trustee under the Forsyth Indenture, signed by its President, a Vice President or a Trust Officer, stating (i) that there are not sufficient available funds in such Bond Fund to make timely payment of the principal of or interest on the Forsyth Bonds, and (ii) the amount of funds required to make such payment. The Corporate Trustee may conclusively presume the statements contained in any such notice to be correct.

This bond is not transferable except to any successor trustee under the Forsyth Indenture. Any such transfer is to be made as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this bond, and, thereupon, a new fully registered temporary or definitive bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

In the manner prescribed in the Mortgage, any bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate principal amount of registered bonds of the same series of other authorized denominations.

In the manner prescribed in the Mortgage, this temporary bond is exchangeable at the office or agency of the Company in the Borough of Manhattan, The City of New York, without charge, for a definitive bond or bonds of the same series of a like aggregate principal amount when such definitive bonds are prepared and ready for delivery.

The bonds of this series are subject to redemption as provided in the Twenty-fifth Supplemental Indenture.

As provided in the Mortgage, the Company shall not be required to make transfers or exchanges of bonds of any series for a period of ten days next preceding any interest payment date for bonds of said series, or next preceding any designation of bonds of said series to be redeemed.

No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the company or of any predecessor or successor corporation, as such, either .directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

This bond shall not become obligatory until The Bank of New York, the Corporate Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused this instrument to be signed in its corporate name by its Chairman of the Board or its President or one of its Vice Presidents by his or her signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his or her signature or a facsimile thereof.

Dated:

NORTHWESTERN CORPORATION

By:

[Vice President]

Attest:

[Assistant Corporate Secretary]

CORPORATE TRUSTEE'S

AUTHENTICATION CERTIFICATE

This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

THE BANK OF NEW YORK,

as Corporate Trustee

By:

Authorized Officer